Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Carreker Corporation Announces Repurchase of Up to $5 Million of its Common Stock

DALLAS, TX - April 18, 2005—Carreker Corporation (NASDAQ:  CANI), a leading provider of technology and consulting solutions for the financial industry, announced today that its Board of Directors approved a stock repurchase program.  Under this program, Carreker could spend up to $5 million over the next 6 months to repurchase outstanding shares of its common stock.  The Company has entered into a repurchase plan designed to comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934 under which an agent appointed by the Company will determine the time, amount, and price at which purchases of common stock will be made, subject to certain parameters established in advance by the Company.

“We believe that the stock repurchase program represents the confidence that our Board of Directors and management have in our business, strategy and future.  Additionally, we believe that the stock repurchase represents an attractive and appropriate investment which will enhance shareholder value,” said John D. “Denny” Carreker, Jr., Chairman and Chief Executive Officer at Carreker.

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States.  Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

Forward Looking Statements

Except for historical information, the statements in this release, including statements regarding future financial performance, constitute forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the volatility in the Company’s common stock price, as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products, sales, potential sales and prices.  For further information concerning certain of these risks and uncertainties, see under the caption “Business-Forward Looking Statements and Risk Factors” in the Company’s most recent Form 10-K for the year ended January 31, 2005. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.